Exhibit 5.1

September 14, 2010

International CCE Inc.

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Strategic Initiatives of International CCE Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the Terms Agreement dated September 7, 2010, among the Company and the several underwriters named therein, which incorporates the Underwriting Agreement dated September 7, 2010, relating to the sale by the Company of $475,000,000 aggregate principal amount of the Company’s 2.125% Notes due 2015 (the “2015 Notes”) and $525,000,000 aggregate principal amount of the Company’s 3.500% Notes due 2020 (the “2020 Notes” and, together with the 2015 Notes, the “Notes”). The Notes are to be issued under the Indenture dated as of September 14, 2010 (the “Indenture”) between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In furnishing this opinion, I have examined the joint Registration Statement on Form S-3ASR (No. 333-168565) of the Company and its parent company, Coca-Cola Enterprises Inc., including Post-Effective Amendment No. 1 thereto, relating to an indeterminate principal amount of debt securities, (the “Registration Statement”) and such corporate and other records as I have deemed necessary or appropriate to provide a basis for the opinion set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents, the conformity with the original documents of all documents submitted to me as copies, the due authorization, execution and delivery of all such documents where due authorization, execution and delivery is a prerequisite to the effectiveness of such documents, and the authority of the person or persons who executed each of such documents on behalf of any person or entity other than the Company and that each of the documents that is an agreement or obligation is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against such party in accordance with its terms. With respect to certain matters of fact, I have relied upon certificates of officers and representatives of the Company and of public officials.

With regard to the opinion set forth below, I have relied solely upon an opinion letter dated September 14, 2010 from Shearman & Sterling LLP, New York, New York, with respect to all matters of New York law related thereto.

This opinion is based upon pertinent laws and facts in existence as of the date hereof, and I expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to my attention.

Based on the foregoing and having due regard for such legal considerations as I deem relevant, I am of the opinion that:

(i) The Indenture constitutes a valid and binding agreement enforceable against the Company in accordance with its terms; and

(ii) The Notes have been duly executed by the Company and, when authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the underwriters as provided in the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company, in accordance with their terms, and will be entitled to the benefits of the Indenture.

The opinions set forth above are subject to the qualification that the enforcement of the Notes and Indenture may be limited by the following:

(a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally (including without limitation all laws relating to fraudulent transfers); and

(b) general equity principles, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding at law or in equity).

In connection with the foregoing opinion, I wish to point out that I am a member of the Bar of the State of Georgia and I do not hold myself out as an expert in the laws of states other than Georgia. However, I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other states in connection with such opinion, and nothing has come to our attention in the course of such investigation which would lead us to question the correctness of such opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I hereby consent to the reference made to me under the heading “Legal Matters” set forth in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

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Very truly yours,

/S/ JOHN R. PARKER, JR.

John R. Parker, Jr. Senior Vice President, General Counsel and Strategic Initiatives